Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement on Form F-3 and the related Prospectus of Pointer Telocation Ltd. for the registration of 2,325,094 ordinary shares, and to the incorporation by reference therein of our report dated March 27, 2014, with respect to the consolidated financial statements and schedule of Pointer Telocation Ltd. included in its annual report (Form 20-F) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer

Kost Forer Gabbay & Kasierer

A Member of EY Global

Tel Aviv, Israel

Date: October 22, 2014